Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Reports Second Quarter 2013 Results

Bellevue, WA – August 13, 2013 – BSQUARE Corporation (NASDAQ: BSQR), a leading enabler of smart, connected systems, today announced financial results for the second quarter and six months ended June 30, 2013. Total revenue for the quarter was $21.8 million, down 11% year-over-year, while total revenue for the six months was $42.7 million, down 15%. The net loss for the quarter was $805,000, or $0.07 per share, compared to a net loss of $202,000, or $0.02 per share, in the prior year, while the net loss for the six months was $1.7 million, or $0.15 per share, compared to a net loss of $390,000, or $0.04 per share, in the prior year. Adjusted EBITDAS for the quarter was negative $337,000, down 189% year-over-year, while Adjusted EBITDAS for the six months was negative $822,000, down 199%.

Details as follows (unaudited, in 000’s except per share amounts):

	Three Months Ended			Six Months Ended
	6/30/2013	6/30/2012	Inc/(Dec)*	6/30/2013	6/30/2012	Inc/(Dec)*
Revenue:
Third-party Software	$16,254	$17,006	-4%	$31,745	$34,085	-7%
Engineering Services	4,986	6,711	-26%	9,345	14,043	-33%
Proprietary Software	597	788	-24%	1,617	1,925	-16%

Total Revenue	21,837	24,505	-11%	42,707	50,053	-15%

Total Gross Profit	3,793	4,390	-14%	7,140	9,192	-22%
Gross Margins:
Third-party Software	16%	15%	7%	16%	15%	7%
Engineering Services	18%	20%	-10%	10%	18%	-44%
Proprietary Software	63%	61%	3%	75%	71%	6%

Total Gross Margin	17%	18%	-6%	17%	18%	-6%

Total Operating Expenses	4,579	4,660	2%	8,873	9,739	9%

Net Loss	$(805)	$(202)	-299%	$(1,667)	$(390)	-327%

Per Share-Diluted	$(0.07)	$(0.02)	-250%	$(0.15)	$(0.04)	-275%

Adjusted EBITDAS	$(337)	$380	-189%	$(822)	$828	-199%

Cash and Investments EoQ	$20,977	$20,792	1%	$20,977	$20,792	1%

*	Percentage changes calculated as to whether effect is positive or negative on net income.

Notes:

Adjusted EBITDAS = Operating income (loss) before depreciation, amortization and stock compensation expense.

Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

Cash and Investments EoQ includes both short and long-term amounts (long-term at 6/30/13 = $875,000).

CEO Commentary

Brian Crowley, chief executive officer of Bsquare, commented on Q2 results and business activity, “We are disappointed to have generated a loss in the quarter. Our service and third-party revenue both improved relative to Q1 while product revenue declined. The improving service revenue demonstrates that our efforts to improve sales productivity and service utilization are beginning to take hold. During the quarter we completed the transition of our North America Solutions sales force and our new sales team

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004    Toll Free: 888.820.4500    Main: +1 425.519.5900    Fax: +1 425.519.5999

has been on board since May. We hired individuals with direct experience in our industry and we are working to get everyone productive as quickly as possible. Our product revenue is still dominated by a few large opportunities and the timing of opportunities can impact our results as they did this quarter. This demonstrates the need to further build our product pipeline in order to deliver consistently growing results and we have programs underway designed to accomplish this. We also made progress with our new business initiatives— we grew our Windows 8 application porting revenue again this quarter, closed new customers for our Handheld Terminal development services on both the Android and Windows Embedded 8 Handheld operating systems and progressed the development of our HTML5 rendering engine solution. We expect improved results in the third quarter for all three of our revenue lines and are determined to return to consistent revenue growth and profitability as quickly as possible.”

During Q2, the Company made progress in a number of areas, including:

•

Renewed its main OEM distribution agreement with Microsoft. The agreement, which is effective for the period July 1, 2013 to June 30, 2014, renews the Company’s Microsoft distribution relationship for the 15th year and allows the Company to distribute the complete line of Microsoft Windows Embedded operating systems within the United States, Canada, Mexico and the Caribbean. The Company also distributes the entire Microsoft Windows Embedded portfolio in the United Kingdom and Germany and Windows Mobile worldwide except for China and Korea;

•

Appointed Harel Kodesh and Jerry Chase to the Board of Directors. The Company also appointed Andrew Harries as Chairman of Bsquare’s Board. Mr. Harries, Mr. Kodesh and Mr. Chase were appointed for the industry, strategic and management experience that they bring to Bsquare and are now working proactively with management to shape Bsquare’s strategic direction;

•	Won a significant new service contract with a Japanese Handheld Terminal OEM for software development services on an Android-based terminal;

•	Won new service contracts with Android and QNX Smartphone OEMs; and

•

Announced general availability of the next generation Mobile Development Platform (MDP), which is based on the Qualcomm® Snapdragon™ 800 (8974) processor from Qualcomm Technologies, Inc. This MDP will be released in both a tablet and smartphone form factor by Bsquare and is designed to provide application developers and device manufacturers with access to the high-performance Android 4.2 platform for developing, testing, optimizing and showcasing applications and games.

Financial Commentary on Second Quarter Results (Y/Y Comparison)

•

The decrease in engineering services revenue, down $1.7 million or 26%, was driven by roughly equal declines in North America and Japan. The North American decrease was driven by two customers which contributed meaningfully in the year-ago quarter, but none in the current quarter. The Japan decline was primarily driven by project timing at our largest customer in that geography;

•

The decrease in proprietary software revenue, down $191,000 or 24%, was due primarily to a decline in Handset Certification Platform revenue as customers on that China-based program did not renew their contracts in 2013;

•	The decrease in service margin, down 10% or two percentage points, was driven primarily by lower revenue as compared to a portion of service cost of sales which is fixed in nature; and

•	Cash was up $185,000 ($680,000 sequentially) driven by positive working capital changes.

Outlook

The Company currently has the following expectations for Q3 2013:

•	Total revenue is expected to be in the range of $22 million to $24 million; and

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004    Toll Free: 888.820.4500    Main: +1 425.519.5900    Fax: +1 425.519.5999

•	Cash and investments are projected to decrease by approximately $1 million from June 30, 2013 due primarily to negative working capital effects.

Conference Call

Management will host a conference call today, August 13, 2013, at 5 p.m. Eastern Daylight Time (2 p.m. Pacific Daylight Time). To access the call dial 1-877-941-1427, or +1 480-629-9664 for international callers, and reference “BSQUARE Corporation Second Quarter 2013 Earnings Conference Call.” A replay will be available for one week following the call by dialing 1-877-870-5176, or +1 858-384-5517 for international callers; reference pin number 4631390. A live and replay webcast of the call will be available at www.bsquare.com in the investor relations section.

About BSQUARE Corporation

Bsquare, a global leader in embedded solutions, applies experience and expertise on leading platforms to create new connections with customers, new business models and to enable new ways of working and communicating. Bsquare serves customers by forging connections among the partners, people, tools and technology needed to create smart connected devices. For more information, visit www.bsquare.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among others, statements relating to our financial results in future periods such as anticipated revenue, margins, spending, profitability, and cash and investments; anticipated levels of capital expenditures; future market conditions; potential sales or projects in our pipeline; and expectations for specific customers, geographies or products. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: whether we are able to maintain our favorable relationship with Microsoft; changes in customer demand for our engineering services; the extent to which we are successful in gaining new long-term relationships with customers and retaining existing ones; our ability to execute our sales and marketing strategies for our service offerings, third-party products, and our proprietary products such as TestQuest; our ability to execute our international expansion strategies; our success in leveraging strategic partnering initiatives with companies such as Qualcomm; our management of risks associated with protection of intellectual property and potential infringement claims; our success in integrating acquisitions such as MPC Data; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the SEC. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bsquare Contact:	Investor Contact:
Scott Mahan	Brett Maas
BSQUARE Corporation	Hayden IR
+1 425.519.5900	+ 1 646.536.7331
investorrelations@bsquare.com	Brett@haydenir.com

###

BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004    Toll Free: 888.820.4500    Main: +1 425.519.5900    Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,771	$9,903
Short-term investments	9,331	9,826
Accounts receivable, net of allowance for doubtful accounts of $266 at June 30, 2013 and $200 at December 31, 2012	13,614	16,095
Deferred tax assets	295	296
Prepaid expenses and other current assets	1,069	858

Total current assets	35,080	36,978
Equipment, furniture and leasehold improvements, net	520	759
Restricted cash	875	875
Deferred tax assets	2,255	2,255
Intangible assets, net	952	1,069
Goodwill	3,738	3,738
Other non-current assets	97	117

Total assets	$43,517	$45,791

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Third-party software fees payable	$10,090	$11,099
Accounts payable	510	553
Accrued compensation	2,242	2,205
Other accrued expenses	1,772	1,732
Deferred revenue	872	837

Total current liabilities	15,486	16,426
Deferred tax liability	206	206
Deferred rent	116	154
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 11,175,895 shares issued and outstanding at June 30, 2013 and 11,065,217 shares issued and outstanding at December 31, 2012	128,991	128,474
Accumulated other comprehensive loss	(879)	(733)
Accumulated deficit	(100,403)	(98,736)

Total shareholders’ equity	27,709	29,005

Total liabilities and shareholders’ equity	$43,517	$45,791

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004    Toll Free: 888.820.4500    Main: +1 425.519.5900    Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
Software	$16,851	$17,794	$33,362	$36,010
Service	4,986	6,711	9,345	14,043

Total revenue	21,837	24,505	42,707	50,053

Cost of revenue:
Software	13,955	14,757	27,122	29,364
Service	4,089	5,358	8,445	11,497

Total cost of revenue	18,044	20,115	35,567	40,861

Gross profit	3,793	4,390	7,140	9,192
Operating expenses:
Selling, general and administrative	3,841	3,552	7,472	7,691
Research and development	738	1,108	1,401	2,048

Total operating expenses	4,579	4,660	8,873	9,739

Loss from operations	(786)	(270)	(1,733)	(547)
Other income, net	25	103	115	94

Loss before income taxes	(761)	(167)	(1,618)	(453)
Income tax benefit (expense)	(44)	(35)	(49)	63

Net loss	$(805)	$(202)	$(1,667)	$(390)

Basic loss per share	$(0.07)	$(0.02)	$(0.15)	$(0.04)

Diluted loss per share	$(0.07)	$(0.02)	$(0.15)	$(0.04)

Shares used in calculation of loss per share:
Basic	11,149	10,922	11,128	10,898

Diluted	11,149	10,922	11,128	10,898

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004    Toll Free: 888.820.4500    Main: +1 425.519.5900    Fax: +1 425.519.5999

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES

(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Adjusted EBITDAS:
Operating loss, as reported	$(786)	$(270)	$(1,733)	$(547)
Depreciation and amortization	195	242	405	483
Stock-based compensation expense	254	408	506	892

Adjusted EBITDAS (1)	$(337)	$380	$(822)	$828

(1)	Adjusted EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDAS is defined as operating income (loss) before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets, and stock-based compensation expense. Adjusted EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as Adjusted EBITDAS is not defined by GAAP. However, the Company regards Adjusted EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004    Toll Free: 888.820.4500    Main: +1 425.519.5900    Fax: +1 425.519.5999